As filed with the Securities and Exchange Commission on February 8, 2010

Registration No. 333-

United States

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

ADEPT TECHNOLOGY, INC.

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of

incorporation or organization)

94-2900635

(I.R.S. Employer Identification Number)

5960 Inglewood Drive

Pleasanton, California 94588

(925) 245-3400

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Lisa M. Cummins

Vice President, Finance and Chief Financial Officer

Adept Technology, Inc.

5960 Inglewood Drive

Pleasanton, California 94588

(925) 245-3400

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

Lisa A. Fontenot, Esq.

Gibson, Dunn & Crutcher LLP

1881 Page Mill Road

Palo Alto, California 94304

(650) 849-5300

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement, as determined by market conditions.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, check the following box:  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box:  ☑

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a registration statement pursuant to General Instruction I.D. or a post effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

*Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act (check one):

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☑

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee(2)
Common Stock	132,818	$3.14	$417,049	$30.00

(1)	In accordance with Rule 416 under the Securities Act of 1933, also includes an indeterminable number of shares that may become issuable by reason of stock splits, stock dividends, and similar transactions.
(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) of the Securities Act of 1933 based on the average of the high and low sales prices of the common stock, as reported on the Nasdaq Global Market on February 5, 2010.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to Section 8(a) of the Securities Act of 1933, may determine.

The information in this prospectus is not complete and may be changed. The selling stockholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion, Dated February 8, 2010

PROSPECTUS

132,818 Shares

Adept Technology, Inc.

Common Stock

This prospectus relates to the disposition of up to 132,818 shares of Adept Technology, Inc. common stock by the selling stockholders listed in this prospectus or their permitted transferees. The shares offered and sold under this prospectus were issued in a private transaction to the former shareholders of Cerebellum Automation, a French société par actions simplifée, or s.a.s, acquired by Adept in January 2008. All of our shares offered hereby are being sold by the selling stockholders named in this prospectus, and we will not receive any proceeds from sale of the securities included in this prospectus. We will bear the costs and fees of the registration of the shares, and the selling stockholders will bear all commissions and discounts, if any, attributable to the sales of the shares.

The prices at which the selling stockholders or their permitted transferees may dispose of their Adept shares or interests therein will be determined by the selling stockholders at the time of sale and may be at the prevailing market price for the shares, at prices related to such market price, at varying prices determined at the time of sale, or at negotiated prices. Information regarding the selling stockholders and the times and manner in which they may offer and sell the shares or interests therein under this prospectus is provided under “Selling Stockholders” and “Plan of Distribution” in this prospectus. The selling stockholders may resell the common stock to or through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, concessions or commissions.

Our common stock trades on the Nasdaq Global Market, or Nasdaq, under the symbol “ADEP”. On February 5, 2010, the last reported sale price of our common stock on Nasdaq was $3.12 per share.

We were incorporated in California in 1983 and reincorporated in Delaware in November 2005. Our principal executive offices are located at 5960 Inglewood Drive, Pleasanton, California 94588. Our telephone number is (925) 245-3400 and our website address is http://www.adept.com. Information contained in our website is not a part of this prospectus.

INVESTING IN OUR SHARES INVOLVES RISK. YOU SHOULD CAREFULLY CONSIDER THE RISK FACTORS FOR OUR SHARES, WHICH ARE LISTED ON PAGE 1 OF THIS PROSPECTUS. SEE “RISK FACTORS”.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is                     , 2010

This prospectus is part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission, or the SEC, using a “shelf” registration or continuous offering process. Under this shelf process, selling stockholders may from time to time sell the shares of common stock described in this prospectus in one or more offerings.

All references to “Company” “we,” “our” or “us” refer solely to Adept Technology, Inc. and not to the persons who manage us or sit on our Board of Directors or are our stockholders. Reference to “selling stockholders” refers to those stockholders listed herein under “Selling Stockholders” beginning on page 16 of this prospectus, who may sell shares from time to time as described in this prospectus. All trade names used in this prospectus are either our registered trademarks or trademarks of their respective holders.

No person has been authorized to give any information or to make any representations other than those contained in this prospectus in connection with the offering made hereby, and if given or made, such information or representations must not be relied upon as having been authorized by Adept, any selling stockholder or by any other person. Neither the delivery of this prospectus nor any sale made hereunder shall, under any circumstances, create any implication that information herein is correct as of any time subsequent to the date hereof. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any security other than the securities covered by this prospectus, nor does it constitute an offer to or solicitation of any person in any jurisdiction in which such offer or solicitation may not lawfully be made.

RISK FACTORS

You should carefully consider the risks described below that we believe to be the risks faced by Adept, as well as other information contained in this prospectus, before making a decision to buy our common stock. Investing in our common stock involves a high degree of risk. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business operations.

Our operating results fluctuate from quarter to quarter due to factors that are difficult to forecast, are often out of our control, and can be extremely volatile.

Our past revenues and other operating results may not be accurate indicators of our future performance, and you should not rely on such results to predict our future performance. Our operating results have been subject to significant fluctuations in the past, and could be subject to fluctuations in the future. Factors that may contribute to these fluctuations include:

•	fluctuations in aggregate capital spending, cyclicality and other economic conditions, or demand domestically and internationally in any of our industries;

•	our ability to effectively manage our working capital;

•	changes in market acceptance of our products or shifts in demand for our products;

•	changes in our strategy, and organizational changes made to execute that strategy;

•	new product introductions by us or by our competitors;

•	changes in product mix and pricing by us, our distribution channels, our suppliers, or our competitors;

•	pricing and availability of components and raw materials for our products;

•	our failure to manufacture a sufficient volume of products in a timely and cost-effective manner;

•	our failure to anticipate the changing product requirements of our customers;

•	our inability to adjust certain fixed costs and expenses;

•	currency exchange rate fluctuations;

•	shifts in geographic concentration of our sales or operations;

•	seasonal fluctuations in demand and our associated revenue;

•	costs incurred in connection with regulatory compliance for the industries we serve;

•	our ability to expand our product offerings through acquired technologies and products;

•	extraordinary events such as litigation, product liability claims or mergers and acquisitions activity; and

•	unforeseen costs in international or industry expansion.

We generally recognize product revenues upon shipment, or sometimes upon receipt by customers. As a result, our net revenues and results of operations for a fiscal period will be affected by the timing of orders received and orders shipped during the period. A significant percentage of our product shipments occur in the last month of each fiscal quarter. This can make it very difficult to reliably forecast the level of demand for our products for a particular fiscal quarter. We may also enter into agreements requiring us to accept certain orders meeting agreed criteria and to hold specified levels of inventory available for order under certain circumstances. To address these difficulties, we periodically stock inventory levels of completed robots, machine controllers and certain strategic components. Further, an order cancellation, reduction or delay in shipments near the end of a fiscal period may cause sales to fall below expectations and harm our operating results for that period. As a result, our operating results vary and we may not be able to achieve or sustain our profitability on a quarterly or annual basis in the future.

Our gross margins can vary greatly for a number of reasons, and our operating results tend to fluctuate as a result of that variance.

The mix of products we sell can vary from period to period, particularly with respect to the volume of lower margin hardware products like mechanical subsystems, and higher margin controller products or robotics mechanisms. Factors that impact gross margins include the operational factors listed above as well as:

•	the costs to manufacture, service and support our products and enhancements;

•	the costs to customize our systems;

•	the volume of products produced and any associated production volume variances;

•	our efforts to enter new markets; and

•	certain inventory-related costs including obsolescence of products and excess inventory.

While we intend to aggressively pursue opportunities to sell our higher margin products, we cannot give any assurances regarding the growth of our sales of these products in the future.

We have experienced operating losses and negative cash flow in the past, and have limited cash resources, which could impair our ability to invest in growth and adversely affect our results of operations.

We have experienced operating losses and negative cash flow, and if our projected revenue fails to increase or our operating or extraordinary expenses exceed current expectations, we may not be able to take advantage of market opportunities, adequately respond to competitive pressures or fully execute our business plan. We have limited cash resources, and because of certain regulatory restrictions impeding our ability to move certain cash reserves from our foreign operations to our U.S. operations, we may have limited access to a portion of those existing cash balances. In May 2009, we entered into a new credit facility, and we depend on this credit as well as funds generated from operating activities to meet our operating requirements and execute our growth plan. This new credit facility subjects us to certain financial and operating covenants, the failure of which would prevent us from borrowing under this credit facility. If we are unable to obtain and maintain sufficient capital on favorable terms, it could have an impact on our flexibility to pursue additional expansion opportunities or make other investments in our growth, and could impact our business and results of operations.

Our recent restructuring efforts may not be effective, might have unintended consequences, and could negatively impact our business.

From time to time, we have restructured our operations in response to changes in the economic environment, our industry and demand. In order to lower our operating costs, during fiscal 2009 we implemented and completed restructuring actions that included reducing headcount, closing or consolidating certain Adept sites, consolidating certain functional activities, and outsourcing additional business activities. At the end of fiscal 2007, we also restructured our operations to lower fixed operating costs and focus our resources on higher growth target markets. Despite our efforts to structure the company and business to operate in a cost-effective manner while adequately facing competitive pressures and fulfilling customer needs, some cost-cutting measures could have unexpected consequences and a negative impact on our business. While our most recent restructuring efforts resulted in cost reductions we had anticipated, we cannot be certain that all restructuring efforts will be successful, or that we will not be required to implement additional restructuring activities in the future. Furthermore, we may be subject to claims for employee terminations that are perceived to be unjustified as a result of reductions in force associated with restructuring. If we are unable to structure our operations effectively or if we face costly termination claims, our current or future business operations and prospects could be harmed.

Global economic conditions currently affecting our customers and suppliers may also negatively affect our financial results by decreasing our sales and increasing our risk of credit-related losses.

The current global economic crisis has created a widespread slowdown in capital investment, manufacturing, and demand for consumer products. In response to these circumstances, our suppliers may significantly increase their prices or reduce their output, and some of our customers have, and may continue to defer, reduce or cease to place orders for our products, or may delay or default on their payment obligations where they generate insufficient revenue and cannot secure financing.

A substantial portion of our sales are to system integrators that specialize in designing and building production lines for manufacturers. Many of these companies are small operations with limited financial resources, and collecting payments from them has occasionally been difficult. During market downturns, the limited resources of these customers may threaten their viability, and this could reduce our revenue and increase our credit losses. Customers also may modify or cancel plans to acquire our products in the future, and may seek to renegotiate pre-existing contractual commitments. Further, our customers’ inability to fulfill payment obligations may adversely affect our revenue and cash flow. We perform ongoing credit evaluations of our customers, but to the extent we are unable to mitigate this risk of collections from customers negatively impacted by the economic downturn, our results of operations will be harmed.

Our inability to react quickly and adequately to increases or decreases in demand for our products could harm our business and results of operations.

Intelligent automation systems using our products can range in price from $25,000 to $500,000. Accordingly, our success is directly dependent upon the capital expenditure budgets of our customers, which tend to be cyclical. The current downturn in some of our major markets has resulted in cutbacks in capital spending, and our business has been, and may continue to be, directly and negatively impacted as a result. Industry downturns have been characterized by reduced demand for devices and equipment, production over-capacity, and accelerated declines in average selling prices. During a period of declining demand, we must be able to quickly and effectively reduce expenses, and we have implemented several worldwide restructuring programs to realign our business to the changes in our markets. However, our ability to reduce expenses is limited by our need to retain and motivate key employees, and by our need for continued investment in product engineering, research and development. We also have extensive ongoing customer service and support requirements and must maintain a certain level of inventory to satisfy potential customer commitments, as well as administrative costs that cannot easily be reduced.

While the current economic environment is creating the need to decrease our expenses in response to a decrease in demand, we also must be able to maintain the ability to quickly increase our manufacturing capacity upon an increase in orders or general upturn in any of our markets. Typically, upturns in markets such as disk drive or electronics have been characterized by abrupt increases in demand, and production under-capacity. We must be able to ramp up in times of increased demand and hire a sufficient number of qualified personnel to service our customers, and our inability to do so could cause current or future customers to place orders with our competitors instead of us.

The long sales cycle, customer evaluation process, and implementation period of our products may increase the costs of securing sales and reduce the predictability of our earnings.

Our products are technologically complex, and prospective customers generally must commit significant resources to test and evaluate performance and capability, and then to install and integrate them into larger systems. As a result, our sales process is often subject to the evaluation and approval delays that are typically associated with large capital expenditures. The sales cycles for our products often last for many months or even years, and orders expected in one quarter may shift to another or be cancelled entirely because of customers’ budgetary constraints or internal acceptance reviews. Longer sales cycles require us to invest significant resources in attempting to secure sales that may not be realized in the short term, and therefore may delay or prevent the generation of revenue. The time required for our customers to incorporate our product into their system can also vary significantly, which further complicates our planning processes and reduces the predictability of our operating results.

Our international operations and sales and our reliance on foreign suppliers subject us to foreign currency exchange risks, divergent regulatory requirements, and other financial and operating risks outside of our control that may harm our operating results.

We have significant and expanding operations outside the United States and a substantial majority of our revenue is derived from non-U.S. sales. International sales represented 69% and 68% of revenues for fiscal 2009 and fiscal 2008, respectively. We expect that revenue from our international sales and operations will continue to account for a significant portion of our total revenue. We also purchase some critical components and mechanical subsystems from, and increasingly rely upon, foreign suppliers. As a result, our operating results are subject to the risks inherent in international sales, purchases, and operations which include:

•	difficulties coordinating operations subject to differing regulatory regimes;

•	unexpected changes in regulatory requirements;

•	political, military and economic changes and disruptions, including terrorist activity;

•	tariff regulations and other trade barriers;

•	transportation costs and delays;

•	foreign currency fluctuations;

•	stringent local jurisdictional requirements, such as employees and union activity considerations;

•	slower payment patterns and greater difficulty collecting accounts receivables from foreign jurisdictions; and

•	potentially adverse tax consequences.

We face exposure to fluctuations in foreign currency exchange rates, as a significant portion of our revenues, expenses, assets, and liabilities are denominated in currencies other than the functional currencies of our subsidiaries or the reporting currency of our company, which is the U.S. dollar. Additionally, we make foreign currency-denominated purchases of certain components and mechanical subsystems from some of our foreign suppliers, and thus remain subject to the transaction exposures that arise from foreign exchange movements between the date that the transactions are recorded and the date cash is received. Continued fluctuations in the values of foreign currencies could have a negative impact on our business, financial condition and results of operations.

We depend on outsourced manufacturing and information technology capabilities and single source suppliers, and if we experience disruptions in this supply or prices increase, our business may suffer.

We outsource most of our manufacturing functions, and obtain many key components, materials, and mechanical subsystems from sole or single source suppliers. We have limited contracts or guaranteed supply arrangements with these suppliers, and the lack of alternate sources and lengthy qualification process for replacement suppliers involves certain significant risks. These risks include whether or not new suppliers will provide adequate quantities of components, materials or mechanical subsystems with sufficient quality on a timely basis, and the risk that supplier pricing may be higher than anticipated. If we are unable to obtain the components, materials, or mechanical subsystems that we require on a timely basis, at acceptable prices, and of sufficient quality, we could lose current or future business. In the past, we have experienced quality control or specification problems with certain components provided by sole source suppliers, and have had to design around the particular flawed items. Any quality issues could result in customer dissatisfaction, lost sales, or increased warranty costs, and could harm our results of operations.

Any significant price increase or disruption of our supply sources could interrupt our product shipments, require reengineering of these products, and damage relationships with current and prospective customers. If our suppliers cease manufacturing components that we require for our products, we may need to purchase a significant amount of inventory that, in turn, could lead to an increased risk of inventory obsolescence. Finally, if we incorrectly forecast product mix for a particular period and we are unable to obtain sufficient supplies of any components or mechanical subsystems on a timely and cost-effective basis due to long procurement lead times, our business, financial condition and results of operations could be substantially impaired.

We also outsource most of our IT functions. We rely on third parties to ensure that our operational needs are met, which subjects us to risks arising from the loss of control over the process. The risks we face with IT outsourcing are similar to those we face with the outsourcing of our manufacturing, including potential price changes and disruption or termination of services. A failure of our service provider to adequately perform may have a significant adverse affect on our operations.

Our failure to keep up with the rapid pace of technological change and new product development would harm our ability to compete.

The intelligent automation industry is characterized by rapid technological change and new product introductions and enhancements. We must be able to anticipate trends in our customers’ industries and develop products before our customers’ products are commercialized, because many of our products are used by our customers to develop, manufacture, and test their own products. If we do not accurately predict our customers’ needs and future activities, we may invest substantial resources in developing and marketing products that do not achieve broad market acceptance. Furthermore, if we are unable to develop new and enhanced products meeting customers’ changing technical specifications on a timely and cost-effective basis, we could lose our competitive position, and our products or technologies may become uncompetitive or obsolete. We also must make decisions about whether or not to develop and offer products to a given market or to penetrate new markets, and if our judgment about the size, growth, and profitability of that market is incorrect, our business and results of operations could be harmed.

The market for intelligent automation products is intensely competitive, which may make it difficult to manage and grow our business or to maintain or enhance our profitability.

We compete with a number of robot, motion control, machine vision, and simulation software companies, and many of them have substantially greater financial, technical, manufacturing, and marketing resources than we do. Our competitors in the robot market include integrated manufacturers that produce robotics equipment for internal use, and also compete with our products for sales to other customers. Because they can generate substantial unit volumes to satisfy internal demand, these competitors may have greater flexibility in pricing than we do. We believe that the principal competitive factors affecting the market for our products are:

•	product features, functionality, and ease of use;

•	price;

•	customer service; and

•	delivery—including timeliness, predictability, and reliability of delivery commitment dates.

We may not be able to compete successfully in the future and our investments in research and development, sales and marketing, and support activities may be insufficient to maintain our competitive advantage. Increased competitive pressure could result in a loss of sales or market share, and could force us to lower prices for our products. Any of these results could harm our business.

The growth of our business depends upon the development and successful commercial acceptance of our new products.

Our failure to develop, manufacture, and sell new products in quantities sufficient to offset a decline in revenue from existing products or to successfully manage product and related inventory transitions could harm our business. We depend upon a variety of factors to ensure that our new and enhanced products are successfully commercialized, including timely and efficient completion of hardware and software design and development, implementation of manufacturing processes, and effective sales, marketing, and customer service. Because of the complexity of our products, significant delays may occur in the introduction of new products, or between a product’s initial introduction and commencement of volume production. The development and commercialization of new products involve many difficulties, including:

•	identification of new product opportunities;

•	retention and hiring of appropriate research and development personnel;

•	determination of the product’s technical specifications;

•	successful completion of the development process;

•	successful marketing of the product and achieving customer acceptance of new products; and

•	additional customer service and warranty costs associated with supporting new product introductions and/or effecting subsequent potential field upgrades.

The development of new products has required, and will require, that we expend significant financial and management resources. If we are unable to continue to successfully develop new products in response to customer requirements or technological changes, or our new products are not commercially successful, our business and operating results may be harmed.

Because of our cost control efforts, we have limited resources to allocate to research and development and must allocate our resources among a wide variety of projects. However, we cannot be certain that we will receive significant, if any, revenue from these investments. The cost of failing to invest in strategic products is high because of intense competition in our industry, so if we do not adequately invest in research and development, we may be unable to compete effectively in the intelligent automation markets in which we operate.

We do not generally have long-term contracts with our customers, and our order bookings and backlog cannot be relied upon as a future indicator of sales.

We generally do not have long-term contracts with our customers, and existing contracts and purchase commitments may be cancelled under certain circumstances. As a result, we are exposed to competitive price pressures on every customer order, and our agreements with customers do not provide meaningful assurance of future sales. Furthermore, our customers are not required to make minimum purchases and may cease purchasing our products at any time without penalty. Our backlog should not be relied on as a measure of anticipated demand for our products or future revenue, because the orders constituting our backlog are subject to changes in delivery schedules and may be subject to cancellation without significant penalty to the customer. Any reductions, cancellations or deferrals in customer orders would negatively impact our financial condition and results of operations.

We market and sell our products primarily through an indirect channel comprised of third party resellers, and are subject to certain risks associated with this method of product marketing and distribution.

We believe that our ability to sell products to systems integrators and OEMs will continue to be important to our success. However, our relationships with these partners are generally not exclusive, and we cannot control the timing or amount of their procurement or marketing of our products. Some of the systems integrators and OEMs who sell our products may also expend a significant amount of effort or give higher priority to selling products of our competitors. If they choose to promote competing products or simply fail to market our products successfully, our revenue could decrease. Furthermore, any of our system integrators or OEMs could simply discontinue their relationships with us, which could negatively impact our business, financial condition or results of operations.

As we enter new geographic and applications markets, we must locate and establish relationships with system integrators and OEMs to assist us in building sales in those markets. Because of product integration expenses and the large amount of training required, it can take a significant amount of time and resources to establish a profitable relationship with a system integrator or OEM. We may not be successful in establishing or maintaining an effective relationship with new system integrators or OEMs, and our failure could adversely affect our business, financial condition and results of operations.

If we cannot identify and acquire other technologies and products, our ability to expand operations and increase revenue may be impaired.

We are continually exploring merger and acquisition opportunities, and expect that acquisitions of complementary products and technologies in the future will likely again play an important role in our ability to expand our operations and increase our revenue. Our ability to make acquisitions is restricted by our cash constraints, as well as the level and volatility of our common stock price and its thin trading volume, which affects our liquidity and makes equity transactions more expensive. If we are unable to identify suitable targets for acquisition or complete acquisitions on acceptable terms, our ability to expand our product and/or service offerings and increase our revenue will be impaired.

Any future acquisitions could be difficult to integrate, disrupt our business, increase our expenses, and adversely affect our financial condition or results of operations.

We may make, acquire, or invest in, other businesses that offer products, services, and technologies that management believes will further our strategic objectives. Any acquisitions or investments we make would present risks associated with these types of transactions, including:

•	difficulties in combining the product offerings, operations, or workforce of an acquired business;

•	difficulties in maintaining uniform standards, controls, procedures and policies;

•	the loss of key personnel or customers from either our current business or the acquired company’s business;

•	adverse effects on existing relationships with suppliers and customers;

•	disruptions of our on-going businesses;

•	difficulties in realizing our financial and strategic objectives through successful integration of the acquired business;

•	negative impact on results of operations due to goodwill impairment write-offs, amortization of intangible assets other than goodwill, or assumption of anticipated liabilities;

•	risks of entering new markets in which we have limited or no previous experience;

•	assumption of unanticipated problems or liabilities, such as problems with the quality of the acquired company’s product; and

•	diversion of financial and management resources from existing operations.

The risks described above, either individually or in the aggregate, could significantly harm our business, financial condition and results of operations. We expect that any future acquisitions could provide for consideration to be paid in cash, shares of our common stock, or a combination of cash and common stock, which could result in dilution of our stockholders’ equity interest. The failure to successfully evaluate and execute acquisitions or investments or otherwise adequately address these risks could materially harm our business and financial results.

Our products could have unknown defects or errors which may give rise to claims against us, increase our expenses, or harm our reputation.

Our hardware and software products are complex and despite extensive testing, our new or existing products or enhancements may contain defects, errors or performance problems. Any defects or errors could result in expensive and time-consuming design modifications or warranty charges, harm customer relationships, and result in loss of market share. Furthermore, these problems could harm our reputation and future business prospects. We expect and aim to generate increasing amounts of revenue from sales of recently released products,. As a result, the negative impact on our business resulting from defects in such products could be significant.

The existence of any defects, errors, or failures in our products could also lead to product liability claims or lawsuits against us, our channel partners, or against our customers. Although we maintain product liability insurance, the coverage limits of these policies may not be adequate to cover future claims. Additionally, as sales of our products increase, we may be unable to maintain product liability insurance at satisfactory rates or in adequate amounts. Any claim could result in significant legal defense costs, divert management’s attention and resources, harm our reputation, and negatively impact our business and financial condition.

Our failure to protect our intellectual property and proprietary technology may significantly impair our competitive advantage.

Our success depends in part upon protecting our proprietary technology and trade secrets. We primarily rely on a combination of patents, trademarks, copyrights, trade secret protection, licenses, and nondisclosure agreements to protect our proprietary rights, but have not always sought patent, registration, or similar protection on our technology where it may have been available. The steps we have taken, as well as applicable law, may not be sufficient to prevent the misappropriation of our intellectual property or to provide us with any commercial advantage. The process of obtaining patent protection can be time consuming and costly, and our ability to enforce our intellectual property rights is subject to uncertainty and general litigation risks.

We may face costly intellectual property infringement claims.

Allegations of intellectual property infringement by our existing or future products may arise and could include claims against us, our manufacturers, our suppliers, or even our customers. Because there are numerous patents in the automation components industry, it is not always practicable to determine in advance whether a product or any of its components infringes the intellectual property rights of others. As a result, we may be forced to respond to intellectual property infringement claims to protect our rights or defend a customer’s rights. Regardless of merit, these claims could consume valuable management time, result in costly litigation, or cause product shipment delays. In settling these claims, we may be required to cease selling subject products or services, pay damages, redesign the challenged technology, or enter into unfavorable royalty or licensing agreements with the third parties claiming infringement. Any of these could seriously harm our business, operating results and financial condition.

Forecasting our estimated annual effective tax rate is complex and material differences between forecasted and actual tax rates or a conclusion as to the sufficiency of other tax liabilities could have a material impact on our results of operations.

Forecasts of our income tax position and resultant effective tax rate are complex and subject to uncertainty. Each year our income tax position combines the effects of a mix of profits and losses earned by us and our subsidiaries in tax jurisdictions with a broad range of income tax rates and benefits from deferred tax assets. To forecast our global tax rate, we estimate our pre-tax profits and losses by jurisdiction, and calculate our tax expense by jurisdiction. If the mix of profits and losses, our ability to use tax credits, or effective tax rates by jurisdiction is different than those estimates, our actual tax rate could be materially different than forecasted. Furthermore, we provide for certain tax liabilities that involve significant judgment. We are occasionally audited by tax authorities. While we believe our tax positions are reasonable, the final determination of tax audits and any related litigation could be materially different than that which is reflected in our financial statements and could have a material effect on our income tax provision, net income, or cash flows in the period in which the determination is made.

If our products do not comply with standards set forth by the European Union, we will not be able to sell them in Europe.

The hardware products we sell in the European Union are required to comply with European Union Low Voltage, Electro-Magnetic Compatibility and Machinery Safety directives and similar regulation. The EU mandates that any products we sell in Europe carry the CE mark to denote that they are manufactured in strict accordance to design guidelines in support of these directives. The guidelines are subject to change and to varying interpretation, and new guidelines impacting machinery design go into effect each year. We use TUV Rheinland to help certify that our controller-based products meet applicable EU directives and guidelines, and they declared that Adept hardware products are exempt from the EU Directive WEEE/RoHS (Waste Electrical and Electronics Equipment/Reduction of Hazardous Substances). Although our existing certified products meet the requirements of the applicable EU directives, we cannot provide any assurance that future products can be designed, within market window constraints, to meet the future requirements. If at any time any of our major hardware products do not meet the requirements of the EU directives, we would be unable to legally sell them in Europe. This could harm our business, financial condition and results of operations.

Our investments in certain new markets subject Adept to increased regulation and potential product liability, and there is no guarantee that we will be successful in these markets or that risks related to these industries will not have an adverse affect on our business.

Our systems and controls are sold in a variety of industries, including solar, packaging and medical, among others. Our penetration of the packaging market for food and certain other regulated items where we see potential revenue growth will also require additional costs to fulfill necessary certification and compliance processes. As part of our increased focus on the medical market, we have increased our strategic focus on sales for certain applications that are highly regulated, including computer assisted robot-based surgical procedures, the manufacture of medical devices, and the automation of repetitive operations in diagnostic and pharmaceutical labs. Furthermore, as we start to engage in certain activities in the medical industry, we must ensure that our products and systems comply with various regulatory requirements relevant to medical applications. This will increase certain costs necessary for the operation of our business, and our failure to obtain or maintain compliance with these requirements could have an adverse effect on our ability to sell our products or subject us to regulatory actions or fines.

As we penetrate new markets, our business exposure to product liability claims increases. For example, the medical device industry has historically been litigious, and we could face financial exposure to product liability claims if the use of our product is involved in an injury or death. Any weaknesses in training and services associated with our products may also subject us to product liability lawsuits in our target markets. Historically, our operations and sales in other industries has not subjected us to a significant risk of legal claims and product liability lawsuits.

Our failure to comply with environmental laws and regulations could harm our business.

We are subject to a variety of environmental regulations relating to the use, storage, handling, and disposal of certain hazardous substances used in the manufacturing and assembly of our products. We believe that we are currently in compliance with all material environmental regulations in connection with our manufacturing operations, and that we have obtained all necessary environmental permits to conduct our business. However, our failure to comply with present or future regulations could result in penalties or liabilities, and could curtail our operations. Environmental regulation is expected to increase in the foreseeable future, and compliance with new or existing regulations could require us to adopt more complexity in our product design, acquire expensive remediation equipment, or to otherwise incur substantial expenses increasing our cost of operations.

Our success depends on our continuing ability to attract, retain and motivate highly-qualified personnel.

Our inability to attract, train, motivate, and retain qualified management, sales, and technical personnel on a timely basis could adversely affect our ability to manage our operations. It could also adversely affect our ability to design, manufacture, market, support and sell our products, in addition to our ability to meet our requirements as a public company. However, many of the companies with which we compete for qualified personnel have greater resources than we do. In addition, in making employment decisions in the technology industry, job candidates often consider the value of the equity they are to receive in connection with their employment. Therefore, significant volatility in the price of our stock may adversely affect our ability to attract or retain technical personnel. We have also reduced headcount in connection with our restructurings and made changes in senior personnel, which may create uncertainty for employees and cause difficulties retaining key personnel.

If we become subject to unfair hiring claims, we could be prevented from hiring needed personnel, incur liability for damages, and incur substantial costs in defending ourselves.

Frequently when employees in our industry leave their employer and accept a position with a competitor, the original employer will claim that the competitor engaged in unfair hiring practices, or that the employment of that person would involve the disclosure or use of trade secrets. This type of claim could prevent us from hiring certain personnel, or could cause us to incur liability for damages. We could also incur substantial costs in defending ourselves or our employees against these claims, regardless of their merits. Defending against any claims could divert the attention of our management away from our operations, and could negatively impact our business.

If we fail to achieve and maintain adequate internal controls over financial reporting, our business could be materially and adversely affected.

Under Sections 302 and 404 of the Sarbanes-Oxley Act of 2002, our management is required to make certain assessments and certifications regarding our disclosure controls and internal controls over financial reporting. We have dedicated significant management, financial and other resources to our efforts to comply with these requirements, including significant actions to develop, evaluate, and test our internal controls. The expense associated with these efforts has an adverse affect on our financial position. We have found material weaknesses in our internal controls in the past, and we may not complete evaluations timely. In the future, our independent auditors must evaluate and render an opinion on the effectiveness of our disclosure controls and internal controls over financial reporting, and they may not be able to render an unqualified attestation concerning the effectiveness of those controls if our control measures are untimely or unsuccessful. This could result in inaccurate or late reporting of our financial results, an investigation by regulatory authorities, a loss of investor confidence, a decrease in the trading price of our common stock and could expose us to costly litigation or regulatory proceedings.

The concentration of our equity ownership in a small number of stockholders could adversely affect the liquidity and market price of our securities, and may permit a small number of stockholders to influence the results of stockholder decisions.

We currently have approximately 8,424,184 shares of common stock outstanding. The investors in our equity financings in 2003 and 2006 beneficially own a substantial portion of our total outstanding equity securities, and these investors together with a few unrelated stockholders hold the substantial majority of our outstanding common stock. These securities are freely tradable or subject to registration statements permitting their sale with little or no restriction. This may affect the trading market for our stock, and could control the results of matters requiring stockholder approval, which may delay or prevent a change of control or negatively affect our stock price.

As December 26, 2009, options to purchase approximately 1,592,211 shares of our common stock were outstanding under our equity compensation plans, and an additional 501,733 shares of common stock were reserved for future grant and issuance under such plans. We can also issue shares under our employee stock purchase plan. Shares of common stock issued under these plans are generally freely tradable in the public market, subject to certain limitations applicable to our affiliates. The vesting of restricted stock and exercise of options could significantly increase the number of common shares outstanding, thereby diluting the ownership interests of our existing stockholders. Additionally, the sale of a substantial amount of our common stock in the public market, including shares issued in our 2003 and 2006 equity financings or upon exercise of options could adversely affect the prevailing market price of our common stock, particularly due to our low trading volume. Further, our use of equity to raise additional financing or as consideration in connection with a future acquisition or other transaction could also result in the further dilution of our stockholders’ equity interest.

Our stock price has fluctuated and may continue to fluctuate widely.

Our trading volume is limited, and the market price of our common stock has fluctuated substantially in the past. Our stock price may continue to fluctuate significantly in the future in response to a variety of factors, including:

•	fluctuations in operating results;

•	our liquidity needs and constraints;

•	the effectiveness of cost control measures;

•	changes in our business focus and operational organization;

•	our restructuring activities and changes in management and other personnel;

•	the limited trading of our common stock on NASDAQ;

•	the business environment, including the operating results and stock prices of companies in the industries we serve;

•	general conditions in the intelligent automation industry;

•	announcements concerning our business or that of our competitors or customers;

•	the introduction of new products or changes in product pricing policies by us or our competitors;

•	litigation or claims relating to the volatility of our common stock, internal controls, proprietary rights or other matters;

•	developments in the financial markets; and

•	perceived dilution from stock issuances.

Furthermore, stock prices for technology companies in particular fluctuate widely for reasons that may be unrelated to their operating results. The general economic, political, and market conditions, as well as public perception of equity values of publicly-traded companies may adversely affect the market price of our common stock.

Provisions in our certificate of incorporation and by-laws, our shareholder rights agreement or Delaware law might discourage, delay or prevent a change of control of our company or changes in our management and, therefore, depress the trading price of our common stock.

Provisions of our certificate of incorporation and by-laws and applicable Delaware law may discourage or prevent a merger or a change in control that stockholders may consider favorable, including transactions in which stockholders might otherwise receive a premium for their shares of our common stock. These provisions may also prevent or frustrate attempts by our stockholders to replace or remove our management. These provisions include, without limitation:

•	limitations on the removal of directors;

•	advance notice requirements for stockholder proposals and nominations; the ability of our board of directors to make, alter or repeal our by-laws; and

•	the ability of our Board of Directors to designate the terms of and issue new series of preferred stock without stockholder approval.

These provisions and Delaware law could limit the price that investors might be willing to pay in the future for shares of our common stock and deter potential acquirers.

ADEPT TECHNOLOGY, INC.

We are a global, leading provider of intelligent robotics systems and services that provide high performance and economic value throughout the production life cycle or automated procedure, enabling our customers to achieve precision, speed, quality and productivity in their assembly, handling, packaging, testing and other automated processes.

Adept helped pioneer the robotics industry, and with more than 25 years of operating expertise, we continue to lead in the development of innovative robotics solutions to meet the changing needs of automation. Our robotics solutions are targeted at automated applications and processes that require precision, flexibility and high productivity. Through sales to systems integrators, distributors, original equipment manufacturer (“OEM”) partners and end-user companies, we provide specialized, cost-effective robotics systems, software and services to emerging automation markets, including packaging, solar and medical; as well as to the disk drive/electronics market and traditional industrial markets, including industrial automation and automotive electronics.

Our product range includes application software, integrated real-time vision and multi-axis motion controls, machine vision systems and software, industrial robots, and advanced vision-based flexible parts feeders. Our core offering combines our motion controls systems with application software, which we generally sell together with our own vision-guidance technology and/or our third parties’ robot mechanisms. Our vision guidance technology is tightly integrated with our motion controls technology, and this is a key differentiator for Adept.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and certain documents incorporated by reference in this prospectus contain forward-looking statements. In some cases, you can identify forward-looking statements by terms such as “may,” “intend,” “might,” “will,” “should,” “could,” “would,” “expect,” “believe,” “estimate,” “predict,” “potential,” or the negative of these terms, and similar expressions. These statements reflect our current views with respect to future events. These statements involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from any future results, performances or achievements expressed or implied by the forward-looking statements, many of which are discussed in greater detail under the heading “Risk Factors” in this prospectus. Forward-looking statements include, but are not limited to, statements about:

•	the economic environment affecting us and the markets we serve, and the impact of our restructuring efforts in response to the economic environment;

•	sources of revenues and anticipated revenues, including the contribution from the growth of new products and markets;

•	our expectations regarding our cash flows and the impact of the timing of receipts and disbursements;

•	our estimates regarding our liquidity and capital requirements;

•	marketing and commercialization of our products under development;

•	our ability to attract customers and the market acceptance of our products;

•	our ability to establish relationships with suppliers, systems integrators and OEMs for the supply and distribution of our products;

•	plans for future products and services and for enhancements of existing products and services;

•	plans for future acquisitions of products, technologies and businesses;

•	claims, investigations or litigation; and

•	our intellectual property.

In some cases, you can identify forward-looking statements by terms such as “may,” “intend,” “might,” “will,” “should,” “could,” “would,” “expect,” “believe,” “estimate,” “predict,” “potential,” or the negative of these terms, and similar expressions intended to identify forward-looking statements. These statements reflect our current views with respect to future events, are based on assumptions that may or may not prove to be correct, and are subject to risks and uncertainties. Given these uncertainties, you should not place undue reliance on these forward-looking statements. We discuss many of these risks in this prospectus in greater detail under the heading “Risk Factors.” Also, these forward-looking statements represent our estimates and assumptions only as of the date of this prospectus.

USE OF PROCEEDS

All proceeds from the disposition of the common shares covered by this prospectus will go to the selling stockholders. We will not receive any proceeds from the disposition of the common stock by the selling stockholders. See “Plan of Distribution”.

The selling stockholders will pay any underwriting discounts and commissions and expenses incurred by the selling stockholders for brokerage, accounting, tax or legal services or any other expenses incurred by the selling stockholders in disposing of the shares. We will bear the costs, fees and expenses incurred to effect the registration of the shares covered by this prospectus, including all registration and filing fees, Nasdaq listing fees and fees and expenses of our counsel and our independent registered public accounting firm.

SELLING STOCKHOLDERS

The following table sets forth certain information regarding the beneficial ownership of our outstanding shares of common stock as of February 5, 2010 by each of the selling stockholders, and as adjusted to reflect the sale of the shares in this offering. As of February 5, 2010, approximately 8,424,184 shares of our common stock were outstanding. The 132,818 shares of our common stock registered for public resale pursuant to this prospectus and listed under the column “Number of Shares Being Offered” include all of the shares of our common stock issued pursuant to the Share Purchase Agreement entered into in connection with Adept’s acquisition of Cerebellum Automation, as discussed below.

Shares listed under the column “Number of Shares Being Offered” represent the number of shares that may be sold by each selling stockholder pursuant to this prospectus. Pursuant to Rule 416 of the Securities Act of 1933, the registration statement of which this prospectus is a part also covers additional shares of our common stock which become issuable in connection with such shares because of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of outstanding shares of our common stock.

The information under the heading “Shares of Common Stock Beneficially Owned After the Offering” assumes each selling stockholder sells all of its shares offered pursuant to this prospectus to unaffiliated third parties and, that the selling stockholders will acquire no additional Adept common stock prior to the completion of this offering or sell any other shares of Adept common stock, which shares may be sold in a transaction covered by a separate registration statement. Each selling stockholder may sell all, part or none of its shares.

The information under the heading “Shares of Common Stock Beneficially Owned” is determined in accordance with the rules of the SEC, and includes voting and investment power with respect to shares. Shares of common stock subject to options, or issuable upon conversion of convertible securities currently exercisable or exercisable within 60 days from February 5, 2010 are deemed outstanding for computing the percentage ownership of the person holding the options or convertible securities, but are not deemed outstanding for computing the percentage of any other person.

Selling Stockholders (1)	Shares of Common Stock Beneficially Owned		Number of Shares Being Offered	Shares of Common Stock Beneficially Owned After the Offering**
	Number	Percent	Number	Number	Percent
Bruno Adam	35,789	*	22,135	13,654	*
Marion Adam	30,527	*	14,758	15,769	*
Nicolas Adam	30,527	*	14,758	15,769	*
Julie Adam	30,527	*	14,758	15,769	*
Alexandre Haag	137,370	*	66,409	70,961	*

*	Less than 1%.
**	Includes shares for which the resale is registered pursuant to a separate registration statement.

This table is based upon information supplied by the selling stockholders.

(1)	Except as noted herein, the address of each of the selling stockholders is Parc Altais, 25, rue Vega, Parc74560 Chavanod France. The information contained in this table (except the information set forth in the column titled “Percent”) and footnotes is derived from information provided by the selling stockholders. The address for Alexandre Haag is 88 Howard St., #1209, San Francisco, CA 94105.

On January 1, 2008, Adept entered into a Share Purchase Agreement (the “Share Purchase Agreement”) effective January 1, 2008, by and among Adept, Adept Technology France (“Adept France”) and the shareholders of Cerebellum Automation, a French société par actions simplifiée, pursuant to which Adept France acquired, on the closing date of January 2, 2008, all of the outstanding share capital of Cerebellum in exchange for consideration in the form of cash and shares of common stock of Adept. The shares of common stock registered pursuant to the registration statement of which this prospectus is a part were issued as consideration for the Cerebellum shares pursuant to the terms of the Share Purchase Agreement.

We relied upon the exemptions from registration provided by Section 4(2) of the Securities Act, Regulation D and Regulation S promulgated under that section. Each investor certified as to its status as not a U.S. Person acquiring the shares for its own account. We made no other agreements, plans or arrangements with the selling stockholders in connection with the private placement. We paid no investment banking fees or commissions in connection with the private placement.

Messrs. Bruno Adams and Alexandre Haag are employed by a subsidiary of Adept.

Other than as disclosed in this prospectus, the selling stockholders have not had any material relationship with Adept in the past three years.

PLAN OF DISTRIBUTION

The selling stockholders and any of their permitted pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling stockholders may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	settlement of short sales;

•	broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

The selling stockholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the selling stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The selling stockholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

The selling stockholders may from time to time pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus.

The selling stockholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. The selling stockholders have informed Adept that it does not have any agreement or understanding, directly or indirectly, with any person to distribute the common stock.

Adept is required to pay all fees and expenses incident to the registration of the shares, but is not required to pay selling stockholder underwriting discounts and commissions in connection with the selling stockholders’ offers and sale of the common stock.

DESCRIPTION OF CAPITAL STOCK

Adept is authorized to issue 19,000,000 shares of common stock, par value $0.001 per share, and 1,000,000 shares of preferred stock, par value $0.001 per share. As of February 5, 2010, there were approximately 8,424,184 shares of common stock outstanding and no shares of preferred stock outstanding.

The following is a summary of the material terms of our capital stock and certain other securities convertible into our capital stock. You should refer to our Certificate of Incorporation, as amended, and Bylaws and the agreements and instruments described below for more detailed information.

Common Stock

Each share of common stock entitles its record holder to one vote on all matters to be voted on by the stockholders of Adept. Except as otherwise provided by law, actions by the stockholders of Adept may be approved by a majority vote of the stockholders present at a duly called meeting of the stockholders at which a quorum is present, provided that the amendment of the Bylaws of Adept by the stockholders requires the affirmative vote or written consent of a majority of the outstanding shares of stock entitled to vote generally in the election of directors. The Board of Directors of Adept consists of five directors, all of whom are elected annually at the annual meeting of stockholders, and is not classified. At all meetings of stockholders for the election of directors, a plurality of the votes cast is sufficient to elect. No provision of Adept’s Certificate of Incorporation or Bylaws provides for cumulative voting in the case of the election of directors or on any other matter.

Each holder of common stock of Adept is entitled to share pro rata in any dividends paid on the common stock in funds legally available for that purpose, when, as and if declared by the Board of Directors of Adept in its discretion. The shares of common stock of Adept have no preferred dividend rights or any conversion, redemption or other rights, or any rights to payment from any sinking or similar fund. The shares of common stock also do not have any preemptive, subscription or other similar rights. There are no restraints in the Certificate of Incorporation or Bylaws of Adept on the right of holders of shares of common stock to sell or otherwise alienate their shares of stock in Adept. There are no provisions in the Certificate of Incorporation or Bylaws of Adept providing for any calls or assessments against holders of shares of common stock or discriminating against any existing or prospective holder of shares of common stock as a result of such security holder owning a substantial amount of securities. Upon liquidation, dissolution or winding up of Adept, each holder of shares of common stock will be entitled to receive a pro rata share of the assets of Adept, after payment of, if any, all Adept’s debts and liabilities and subject to any applicable liquidation or other payments owed to preferred shareholders.

Preferred Stock

The shares of preferred stock of Adept are not designated by series, and there are no currently outstanding shares of preferred stock. Adept may issue preferred stock from time to time in one or more series. The Board of Directors is authorized, without the approval of existing stockholders, to determine or alter the rights, preferences, privileges and restrictions (including voting rights, liquidation preferences, dividend rights, conversion rights, redemption rights and sinking-fund provisions) granted to or imposed upon any wholly unissued series of preferred stock and the number of shares constituting any such series and the designation thereof, or any of them, and to increase or decrease the number of shares of any series subsequent to the issuance of shares of that series, but not below the number of shares of such series then outstanding. The Board of Directors may authorize and issue preferred stock with voting or conversion rights that could adversely affect the voting power or other rights of the holders of Adept common stock. In addition, the issuance of preferred stock may have the effect of making removal of management more difficult, and delaying, deferring or preventing a change in control of Adept. Adept has no current plans to issue any shares of its preferred stock.

In addition to Adept’s outstanding common stock, Adept has outstanding options to purchase its common stock held by its employees and directors and additional shares available for issuance under several equity compensation plans, as further described in Adept’s periodic reports filed with the SEC.

Anti-Takeover Provisions

Adept may issue preferred stock from time to time in one or more series, subject to certain authority held by the Board of Directors, including the authority to determine or alter the rights, preferences, privileges and restrictions granted to or imposed upon any wholly unissued series of preferred stock. The issuance of preferred stock may have the effect of making removal of management more difficult and delaying, deferring or preventing a change in control of Adept.

Adept is subject to the provisions of Section 203 of the General Corporation Law of Delaware. Section 203 prohibits a publicly-held Delaware corporation from engaging in a business combination with an interested stockholder for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. A business combination includes mergers, consolidations, asset sales and other transactions involving Adept and an interested stockholder. In general, an interested stockholder is a person who, together with affiliates and associates, owns, or within three years did own, 15% or more of Adept voting stock. Section 203 could discourage certain potential acquirers unwilling to comply with its provisions.

Registration Rights

Pursuant to the Share Purchase Agreement, Adept agreed to obtain the registration of the resale of the shares issued to the Cerebellum sellers as soon as practicable after the first or second anniversary of the Share Purchase Agreement, as applicable. Adept intends to maintain the registration until the shares covered by this prospectus can be freely resold without restriction under Rule 144 or otherwise under applicable securities laws.

Transfer Agent and Registrar; Market

The transfer agent and registrar for our common stock is Mellon Investor Services LLC. Our common stock is traded on the Nasdaq Global Market under the symbol “ADEP.”

VALIDITY OF COMMON STOCK

The validity of the common stock offered hereby will be passed on for us by Gibson, Dunn & Crutcher LLP.

EXPERTS

The consolidated financial statements of Adept Technology, Inc. appearing in Adept Technology, Inc.’s Annual Report (Form 10-K) for the year ended June 30, 2009 (including the schedule appearing therein), have been audited by Armanino McKenna LLP, independent registered public accounting firm, as set forth in their report thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file electronically with the Securities and Exchange Commission our annual reports on Form 10-K, quarterly interim reports on Form 10-Q, current reports on Form 8-K, proxy statements and other information. We make available on or through our website, http://www.adept.com, free of charge, copies of these filings as soon as reasonably practicable after we electronically file them with or furnish them to the SEC. The information on our website is not incorporated by reference into this prospectus. You can also request copies of such documents by contacting our Investor Relations Department at 5960 Inglewood Drive, Pleasanton, California 94588 or sending an email to investor.relations@adept.com. You may read and copy any document we file at the SEC’s Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549.

You can also obtain copies of this information by mail from the Public Reference Room of the SEC, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. You may obtain information on the operation of the Public Reference Room by calling the SEC at (800) SEC-0330.

The SEC also maintains an Internet world wide web site that contains reports, proxy statements and other information about issuers, like Adept, that file electronically with the SEC. The address of that site is http://www.sec.gov. Unless specifically listed below under “Incorporation of Certain Documents by Reference” the information contained on the SEC website is not incorporated by reference into this prospectus.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

We have filed with the SEC a registration statement on Form S-3, including exhibits, in connection with the common stock to be sold in this offering. This prospectus is part of the registration statement and does not contain all the information included in the registration statement. For further information about us and the common stock to be sold in this offering, please refer to the registration statement. The registration statement, including the attached exhibits and schedules, contains additional relevant information about us and our securities. The rules and regulations of the SEC allow us to “incorporate by reference” into this prospectus certain information that we file with it. This means that we can disclose important information to you by referring you to another document that we filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, except for any information superseded by information in this prospectus. You should read the information incorporated by reference because it is an important part of this prospectus.

We incorporate by reference the following documents that we previously filed with the SEC pursuant to the Exchange Act:

(a)	Adept’s Annual Report on Form 10-K for the fiscal year ended June 30, 2009, as filed with the SEC on September 18, 2009, including all material incorporated by reference therein;

(b)	Adept’s Quarterly Reports on Form 10-Q for the quarter ended September 26, 2009, as filed with the SEC on November 9, 2009, and for the quarter ended December 26, 2009, as filed with the SEC on February 5, 2010;

(c)	Adept’s Current Reports on Form 8-K filed with the SEC on July 28, 2009 and September 3, 2009, November 4, 2009 and December 23, 2009;

(d)	All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act, since the end of the fiscal year covered by the Annual Report referred to in (a) above; and

(e)	The description of the Common Stock contained in the Registration Statement on Form 8-A filed with the Commission on October 31, 1995 pursuant to Section 12(g) of the Exchange Act, including the Current Report on Form 8-k12G3 filed on November 10, 2005 and including any amendment or report filed for the purpose of updating such description.

All documents filed pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents, provided, however, that the Registrant is not incorporating any information furnished under either Item 2.02 or Item 7.01 of any Current Report on Form 8-K.

Any document, and any statement contained in a document, incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein, or in any other subsequently filed document that also is incorporated on deemed to be incorporated by reference herein, modifies on supersedes such document or statement. Any such document or statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

The documents incorporated by reference in this prospectus may be obtained from us without charge and will be provided to each person, including any beneficial owner, to whom a prospectus is delivered. You may obtain a copy of the documents at no cost by submitting a oral or written request to Adept’s Corporate Secretary at 5960 Inglewood Drive, Pleasanton, California 94588 or by calling Adept at (925) 245-3400. Additional information about us is available at our web site located at http://www.adept.com. Information contained in our web site is not a part of this prospectus.

132,818 Shares

Adept Technology, Inc.

Common Stock

PROSPECTUS

February 8, 2010

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.	Other Expenses of Issuance and Distribution.[a,b]

Amount
SEC registration fee	$30.00
Transfer agent and registrar fee	$500.00
Printing expenses	$500.00
Accountant fees	$5,000.00
Counsel fees	$5,000.00
Miscellaneous	$—

Total	$11,030.00

a.	All such amounts are estimates, other than the SEC registration fee.
b.	All fees and expenses incident to the registration of the shares disclosed above are borne by Adept Technology, Inc., except for underwriting discounts and trading commissions in connection with the selling stockholders’ offers and sale of the common stock.

Item 15.	Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law (the “DGCL”) permits a corporation to indemnify any of its directors and officers who was or is a party or is threatened to be made a party to any third party proceeding by reason of the fact that such person is or was a director or officer of the corporation against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe that such person’s conduct was unlawful. In a derivative action (i.e., an action by or in the right of a corporation), a corporation is permitted to indemnify any of its directors and officers for expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made if such person shall have been adjudged liable to the corporation, unless and only to the extent that the court in which such action or suit was brought shall determine upon application that such person is fairly and reasonably entitled to indemnity for such expenses despite such adjudication of liability.

As permitted by Section 102(b)(7) of the DGCL, the Registrant’s Certificate of Incorporation (the “Charter”) provides that, to the fullest extent permitted by the DGCL, a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director except for liability (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) in respect of certain unlawful dividend payments or stock redemptions or repurchases, or (iv) for any transaction from which the director derived an improper personal benefit. In addition, the Charter provides that, to the fullest extent permitted by applicable law, the Registrant is authorized to provide indemnification of and advancement of expenses to directors, officers, employees and other agents of the Registrant through bylaw provisions, agreements with such persons, vote of stockholders or disinterested directors or otherwise, in excess of the indemnification and advancement of expenses otherwise permitted by Section 145 of the DGCL, subject only to the limits created by applicable Delaware law (statutory or non-statutory), with respect to actions for breach of duty to a corporation, its stockholders and others.

As permitted by Section 145 of the DGCL, the Registrant’s Bylaws (the “Bylaws”) provide that: (a) the Registrant is required, to the maximum extent and in the manner permitted by the DGCL, to indemnify each of its directors and officers and persons serving in such capacities in other business entities (including, for example, subsidiaries of the Registrant) against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding; (b) the rights to indemnification conferred in the Bylaws are not exclusive and the Registrant is authorized to enter into indemnification agreements with such directors and officers; (c) the Registrant is authorized to maintain director and officer liability insurance to protect itself and any director or officer of the Registrant against any expense, liability or loss, whether or not the Registrant would have the power to indemnify such person against such expense, liability or loss under the DGCL; and (d) any amendment, repeal or modification of the indemnifications provisions contained in the Bylaws that adversely affects any right of an indemnitee shall be prospective only.

In addition to the above, the Registrant has entered into indemnification agreements with each of its directors and officers. The indemnification agreements provide directors and officers with the same indemnification and advancement of expenses by the Registrant as described above and to the fullest extent permitted by future Delaware law that expands the permissible scope of indemnification. The Registrant also provides insurance pursuant to which directors and directors are indemnified or insured against liability or loss under certain circumstances.

Item 16.	Exhibits

(a)	Exhibits

2.1	Agreement and Plan of Merger dated November 4, 2005 between Adept Technology, Inc., a Delaware corporation (“Adept-Delaware”), and Adept Technology, Inc., a California corporation (“Adept-California”) (incorporated by reference to Exhibit 2.1 to the Registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on November 8, 2005).

2.2	Share Purchase Agreement effective January 1, 2008, by and among the Company, Adept Technology France and the shareholders of Cerebellum Automation s.a.s. (incorporated by reference to Exhibit 2.1 to the Registrant’s Quarterly Report on Form 10-Q for the 2008 second fiscal quarter ended December 29, 2007, filed with the Securities and Exchange Commission on February 11, 2008).

2.3	Amendment dated January 18, 2008 to the Share Purchase Agreement effective January 1, 2008, by and among the Company, Adept Technology France and the shareholders of Cerebellum Automation s.a.s. (incorporated by reference to Exhibit 2.2 to the Registrant’s Quarterly Report on Form 10-Q for the 2008 second fiscal quarter ended December 29, 2007, filed with the Securities and Exchange Commission on February 11, 2008).

4.1	Specimen of Common Stock Certificate of Adept-Delaware (incorporated by reference to Exhibit 4.1 to the Registrant’s Current Report on Form 8-K12G3 filed with the Securities and Exchange Commission on November 10, 2005).

5.1	Opinion of Gibson, Dunn & Crutcher LLP.

23.1	Consent of Independent Registered Public Accounting Firm.

24.1	Power of Attorney (incorporated by reference to the signature page hereto).

Item 17.	Undertakings.

A. The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section l0(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

Provided, however, that paragraphs (A)(1)(i), (A)(1)(ii) and (A)(1)(iii) do not apply if the registration statement is on Form S-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

(4) For purposes of determining any liability under the Securities Act to any purchaser, if the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

B. The undersigned registrant hereby undertakes that, for the purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Pleasanton, State of California on February 5, 2010.

ADEPT TECHNOLOGY, INC.

By:	/s/ LISA M. CUMMINS
Lisa M. Cummins Vice President, Finance and Chief Financial Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS:

That each such person whose signature appears below constitutes and appoints, jointly and severally, John D. Dulchinos and Lisa M. Cummins, the lawful attorneys-in-fact and agents with full power and authority to do any and all acts and things and to execute any and all instruments which said attorneys and agents, and either one of them, determine may be necessary or advisable or required to enable said corporation to comply with the Securities Act of 1933, as amended, and any rules or regulations or requirements of the Securities and Exchange Commission in connection with this Registration Statement. Without limiting the generality of the foregoing power and authority, the powers granted include the power and authority to sign the names of the undersigned officers and directors in the capacities indicated below to this Registration Statement, to any and all amendments, including pre-effective and post-effective amendments, and supplements to this Registration Statement, and to any and all instruments or documents filed as part of or in conjunction with this Registration Statement or amendments or supplements thereof, and each of the undersigned hereby ratifies and confirms that all said attorneys and agents, or either of them, shall do or cause to be done by virtue hereof. This Power of Attorney may be signed in several counterparts.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Name and Signature	Title	Date

/s/ JOHN D. DULCHINOS John D. Dulchinos	Director; President and Chief Executive Officer (Principal Executive Officer)	February 5, 2010

/s/ LISA M. CUMMINS Lisa M. Cummins	Vice President, Finance and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	February 5, 2010

/s/ A. RICHARD JUELIS A. Richard Juelis	Director	February 5, 2010

/s/ MICHAEL P. KELLY Michael P. Kelly	Chairman of the Board	February 5, 2010

/s/ ROBERT J. MAJTELES Robert J. Majteles	Director	February 5, 2010

/s/ HERBERT J. MARTIN Herbert J. Martin	Director	February 5, 2010

EXHIBIT INDEX

2.1	Agreement and Plan of Merger dated November 4, 2005 between Adept Technology, Inc., a Delaware corporation (“Adept-Delaware”), and Adept Technology, Inc., a California corporation (“Adept-California”) (incorporated by reference to Exhibit 2.1 to the Registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on November 8, 2005).

2.2	Share Purchase Agreement effective January 1, 2008, by and among the Company, Adept Technology France and the shareholders of Cerebellum Automation s.a.s. (incorporated by reference to Exhibit 2.1 to the Registrant’s Quarterly Report on Form 10-Q for the 2008 second fiscal quarter ended December 29, 2007, filed with the Securities and Exchange Commission on February 11, 2008).

2.3	Amendment dated January 18, 2008 to the Share Purchase Agreement effective January 1, 2008, by and among the Company, Adept Technology France and the shareholders of Cerebellum Automation s.a.s. (incorporated by reference to Exhibit 2.2 to the Registrant’s Quarterly Report on Form 10-Q for the 2008 second fiscal quarter ended December 29, 2007, filed with the Securities and Exchange Commission on February 11, 2008).

4.1	Specimen of Common Stock Certificate of Adept-Delaware (incorporated by reference to Exhibit 4.1 to the Registrant’s Current Report on Form 8-K12G3 filed with the Securities and Exchange Commission on November 10, 2005).

5.1+	Opinion of Gibson, Dunn & Crutcher LLP.

23.1+	Consent of Independent Registered Public Accounting Firm.

24.1+	Power of Attorney (incorporated by reference to the signature page hereto).

+	Filed herewith